UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2005

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 14, 2005, Seattle Genetics, Inc. (“Seattle Genetics”) entered into an agreement with PSMA Development Company LLC (“PDC”) a joint venture between Progenics Pharmaceuticals, Inc. and Cytogen Corporation, granting PDC rights to Seattle Genetics’ antibody-drug conjugate (ADC) technology (the “PDC Agreement”). Pursuant to the PDC Agreement, PDC will pay an upfront fee of $2.0 million for rights to utilize Seattle Genetics’ ADC technology with antibodies against a single tumor target that PDC has selected. Under the terms of the PDC Agreement, PDC has agreed to make progress-dependent milestone payments and pay royalties on net sales of any resulting ADC products. PDC is responsible for research, product development, manufacturing and commercialization of all products under the PDC Agreement. Seattle Genetics will receive material supply and annual maintenance fees as well as research support payments for any assistance provided to PDC in developing ADC products. The PDC Agreement will be filed as an exhibit to Seattle Genetics’ quarterly report on Form 10-Q for the quarter ending June 30, 2005, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Seattle Genetics does not have any material relationship with PDC or its affiliates.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Seattle Genetics’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause Seattle Genetics’ actual results to differ from those contained in the forward-looking statement, see the section entitled “Important Factors That May Affect Our Business, Results of Operations and Stock Price” in Seattle Genetics’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and discussions of potential risks and uncertainties in its subsequent filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: June 20, 2005	By:	/s/ Clay B. Siegall
Clay B. Siegall President and Chief Executive Officer